Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WestMountain Alternative Energy, Inc.

We consent to the incorporation by reference of the Annual Report on Form 10-K, which includes our report dated February 20, 2018, with respect to the balance sheets of WestMountain Alternative Energy, Inc. (renamed C-Bond Systems, Inc.) as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity, and cash flows for each year in the two-year period ended December 31, 2017, in the Registration Statement on Form S-8 of C-Bond Systems, Inc.

/s/EKS&H LLLP

EKS&H LLLP

Denver, Colorado

September 25, 2018